                                                                       EXHIBIT 5

                                   AGREEMENT

        This Agreement ("Agreement") is made, entered into, and shall be effective as of February 13, 2001 by and between Sandy Lopez ("Employee") and Axial Technology Holding AG, a Swiss registered company ("Axial").

                                    RECITALS

        A. Axial, Wyzdom Solutions Inc., a California corporation ("Wyzdom"), and Tangram Enterprise Solutions Inc, a Pennsylvania corporation ("Tangram"), have entered into an Asset Purchase Agreement dated February 13, 2001, as amended by the First Addendum to the Asset Purchase Agreement dated as of February 13, 2001 (the "Purchase Agreement"), which provides that Tangram shall purchase certain assets from Wyzdom and Axial (collectively, the "Assets").

        B. On the date of the closing of the transactions contemplated by the Purchase Agreement which shall be deemed to be February 13, 2001 ("Closing Date") except as otherwise provided in paragraph 3(j) below, Axial will be the owner of Three Million (3,000,000) shares of common stock of Tangram.

        C. Tangram wishes to employ the Employee to assist in the successful integration and development of the Assets into Tangram's business. In order to induce the Employee to accept employment (where employment shall be deemed to be unbroken, full time, fully paid engagement with and by Tangram for Tangram's business) with Tangram pursuant to an employment agreement ("Employment Agreement") and in exchange for any right, title and interest in all of the common stock of Wyzdom owned by the Employee, if any ("Wyzdom Stock"), Axial has agreed to transfer ownership of One Hundred Seventy-five Thousand (175,000) shares of Tangram common stock ("Tangram Stock") to the Employee subject to the terms and conditions contained in this Agreement.

        D. As additional consideration, Axial has agreed to pay to the Employee a portion of any Earnout Payment (as that term is defined in the Purchase Agreement) which is received by Axial, subject to the terms and conditions contained in this Agreement. Terms not defined herein shall have the same meaning as set forth in the Purchase Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follow:

                                    AGREEMENT

1.      TANGRAM STOCK.

(a) Escrow. Upon transfer of the Tangram Stock from Tangram to Axial, Tangram and Axial shall cause an escrow ("Escrow") to be opened with First Chicago Title Company or other reputable agent ("Escrow Agent") and cause the delivery to the Escrow Agent of the Tangram Stock. Axial shall execute an irrevocable escrow agreement that is consistent with and carries out the intent of this Agreement in the form set forth on Exhibit A hereto and incorporated herein by reference ("Escrow Agreement").

        (b) Transfer of Tangram Stock. In consideration of the Employee entering into the Employment Agreement and transferring all right, title and interest in the Wyzdom Stock owned by the Employee, if any, to Axial (which transfer shall be effective as of the Closing Date), Axial hereby agrees to transfer ownership of the Tangram Stock to the Employee as set forth in Exhibit B, attached hereto and incorporated herein by reference, except as otherwise provided for in
Section 1(c) below. Employee acknowledges and agrees that, notwithstanding the foregoing, transfer of ownership of the Tangram Stock to the Employee shall be subject to vesting as set forth in Exhibit B. Employee agrees that Axial shall be the beneficial owner of the Tangram Stock until such time as the applicable Tangram Stock has vested. Axial shall cause the Tangram Stock which has vested to be distributed out of the Escrow to the Employee as soon after the one (1) year anniversary of the Closing Date as is practicable; provided that Employee's ownership and receipt of the Tangram Stock shall be subject to (i) all of the terms of the Escrow Agreement, and (ii) any and all applicable laws and regulations, including securities laws and regulations; provided, however that there shall not have occurred any indemnifiable loss or losses, in an aggregate amount exceeding the Threshold Claim Amount for which Axial and Wyzdom have not fully indemnified Buyer.

        (c)    Vesting and Forfeiture of Tangram Stock.

               (i) Termination Without Cause. If the Employee's employment with Tangram is terminated "Without Cause" (as defined in the Employment Agreement), then all of the unvested Tangram Stock which would have vested through the end of the applicable vesting period in which Employee is terminated but for the termination in the applicable vesting period in which Employee is terminated, shall immediately vest. Employee shall forfeit any and all right to all unvested Tangram Stock.

               (ii) Resignation/Termination For Cause. If the Employee resigns or the Employee's employment with Tangram is terminated "For Cause" (as defined in the Employment Agreement), then any and all unvested Tangram Stock which would have vested through the end of the applicable vesting period in which Employee is terminated but for the termination in the applicable vesting period shall be forfeited on the Employee's last day of employment, and all of Employee's right, title, and interest pursuant to this Agreement as to the forfeited Tangram Stock shall terminate as of such date. If any Tangram Stock is forfeited as provided for herein, Employee acknowledges and agrees that Axial shall own all of the right, title, and interest in and to the forfeited Tangram Stock.

        (d)    Grant of Proxy.

               (i) Grant of Proxy. Subject to Section 1(d)(ii) below, Employee grants to Axial, effective on the date of this Agreement, an irrevocable proxy to vote all Tangram Stock on behalf of the Employee as Axial wishes in its sole discretion and for all purposes.

               (ii) Termination of Proxy. The proxy shall terminate upon such time as all of the Tangram Stock is no longer subject to the Escrow Agreement.

2.      EARNOUT PAYMENT.

        (a) Right to Portion of Earnout Payment. Axial shall pay the Employee 2/10ths of one percent (.2%) ("Earnout Share") of any Earnout Payment received by Axial from Tangram; provided the Employee is employed by Tangram continuously and on the last day of the twelve (12) month period ("Earnout Period") in which Axial receives the right to the applicable Earnout Payment, subject to Section 2(b) and (c) below.

        (b) Payment of the Earnout Share. Within five (5) days of Axial receiving any Earnout Payment pursuant to the Purchase Agreement, Axial shall pay the Employee the applicable Earnout Share to which Employee is entitled hereunder. Subject to Section 2(c) below, in the event that any Earnout Payment is due to Axial pursuant to the Purchase Agreement but is reduced pursuant to
Section 1.06(b) of the Purchase Agreement, Axial shall pay the Employee an amount equal to the Earnout Share as if such reduction of the applicable Earnout Payment had not occurred and was received by Axial.

        (c)    Termination of Right to Receive Earnout Share.

               (i) Without Cause. If the Employee's employment is terminated by Tangram Without Cause, Axial shall pay to the Employee the Earnout Share which would be due to the Employee for the Earnout Period for which Axial received the applicable Earnout Payment, as though such Employee had still been employed by Tangram on the last day of the applicable Earnout Period, but shall not be entitled to and shall forfeit all of Employee's right to any and all Earnout Share for any future Earnout Period.

               (ii) Resignation/For Cause. If the Employee resigns or is terminated For Cause during any Earnout Period, such Employee shall not be entitled to and shall forfeit any and all right to any Earnout Share for that particular Earnout Period and any and all future Earnout Periods.

3.      MISCELLANEOUS PROVISIONS.

        (a) Cooperation. All parties to this Agreement agree to perform any acts, including executing any documents, that may be reasonably necessary or advisable to fully carry out the provisions and intent of this Agreement.

        (b) Specific Performance. The parties agree that in addition to all other remedies available at law or in equity, the parties shall be entitled to specific performance with respect to the Tangram Stock.

        (c) Successors and Assigns. This Agreement shall be binding on the parties and on their heirs, executors, administrators, representatives, successors, and assigns.

        (d) Severability. If any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, such provision shall be deemed severed from this Agreement without affecting the validity or enforceability of the remainder of this Agreement.

        (e) Governing Law. This Agreement shall be construed according to and governed by the laws of Switzerland without regard to its conflict of law provisions.

        (f) Entire Agreement/Amendment. This Agreement and any exhibits hereto constitute the entire agreement of the parties regarding the subject matter hereof and supercede any prior or contemporaneous understandings or agreements, whether written or oral, regarding the subject matter hereof. This Agreement may be amended only by a written instrument executed by the parties hereto.

        (g) Headings. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

        (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one integrated document.

        (i) Independent Counsel and Drafting. This Agreement shall not be construed against the drafting party as a result thereof. Rather, this Agreement shall be given a reasonable interpretation in accordance with the plain meaning of the terms and the parties' intent. Each of the parties hereto acknowledges and agrees that such party has been represented, or has had the opportunity to be represented, by separate and independent counsel and has entered into this Agreement based on such party's independent judgment.

        (j) Termination. In the event that the transactions contemplated by the Purchase Agreement are not consummated including, without limit, the transfer of beneficial ownership of the Tangram Stock from Tangram to Axial, this Agreement shall be null, void and of no force or effect ab initio.

        (k) Notice. Any notice or other communication hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered to the addressee personally; or (b) three (3) days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested; or (c) by facsimile upon receipt of confirmation of transmission to the addresses set forth below or such address as shall be designated by like written notice as provided hereunder:

               If to the Axial:         Axial Technology Holding AG
                                        Blickensdorferstrasse 2
                                        6312 Steinhausen Switzerland
                                        Attention: The Director
                                        Facsimile: +4141 7430311

               If to the Employee       Sandy Lopez
                                        280 Parkview Terrace #301
                                        Oakland, CA 94610

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.


                                       AXIAL TECHNOLOGY HOLDING AG,
                                       A SWISS REGISTERED COMPANY


                                       By:            /s/
                                          --------------------------------------
                                          Thomas R. Brown,
                                          Director



                                       EMPLOYEE:

                                                      /s/
                                       -----------------------------------------
                                       [signature]

                                       Sandy Lopez
                                       -----------------------------------------
                                       [print name]

                                       Address:       280 Parkview Terrace #301
                                               ---------------------------------
                                                      Oakland, CA 94610
                                       -----------------------------------------

                                       -----------------------------------------

                                    EXHIBIT A


                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT B


                                VESTING SCHEDULE


1.      Name of Employee:  Sandy Lopez

2.      Total number of common stock of Tangram granted to Employee:  8,000

3.      Cumulative Vesting Schedule:

        a.  Termination Without Cause.

--------------------- ------------------ ------------------ ------------------ ------------------
MAXIMUM SHARES        TOTAL VESTED       TOTAL VESTED       TOTAL VESTED       TOTAL VESTED
AUTHORIZED            BETWEEN FEBRUARY   BETWEEN JUNE 1,    BETWEEN            BETWEEN DECEMBER
                      13, 2001 AND MAY   2001 AND AUGUST    SEPTEMBER 1,       1, 2001 AND
                      31, 2001           31, 2001           2001 AND           FEBRUARY 13, 2002
                                                            NOVEMBER 31, 2001
--------------------- ------------------ ------------------ ------------------ ------------------
8,000                 2,000              4,000              6,000              8,000



--------------------- ------------------ ------------------ ------------------ ------------------


        b.  Resignation or Termination With Cause.

----------------- --------------- --------------- --------------- --------------- ---------------
MAXIMUM SHARES    TOTAL VESTED    TOTAL VESTED    TOTAL VESTED    TOTAL VESTED    TOTAL VESTED
AUTHORIZED        ON OR BEFORE    BETWEEN JUNE    BETWEEN         BETWEEN         AFTER
                  MAY 31, 2001    1, 2001 AND     SEPTEMBER 1,    DECEMBER 1,     FEBRUARY 13,
                                  AUGUST 31,      2001 AND        2001 AND        2002
                                  2001            NOVEMBER 31,    FEBRUARY 13,
                                                  2001            2002
----------------- --------------- --------------- --------------- --------------- ---------------
8,000             None            2,000           4,000           6,000           8,000



----------------- --------------- --------------- --------------- --------------- ---------------